Execution Version

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (this “Agreement”), dated as of March 7, 2024, is entered into by and among (i) Binah Capital Group, Inc., a Delaware corporation (“Holdings”) and (ii) Kingswood US LLC, a Delaware limited liability company (“Kingswood”). Each of Holdings and Kingswood is sometimes referred to herein individually as a “Party”, and they are collectively referred to herein as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the BCA (as defined below).

RECITALS

WHEREAS, Holdings is party to the Agreement and Plan of Merger dated as of July 7, 2022, by and among Kingswood Acquisition Corp., Holdings, Kingswood Merger Sub, Inc., Wentworth Merger Sub, LLC, and Wentworth Management Services LLC (the “BCA”), whereby, following the Business Combination, Holdings will become a publicly traded company listed on a National Exchange;

WHEREAS, certain Affiliates of Kingswood will provide financing to and will be stockholders of Holdings following the Closing; and

WHEREAS, the Parties and their respective Affiliates would like to cooperate for their mutual benefit and pursue new business opportunities with a view to creating a closer strategic alliance between the Parties and their respective Affiliates.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.01      Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Clearing Agreement” means any agreement, contract, or other binding arrangement, as amended or modified from time to time, between Holdings or one or more of its Subsidiaries with any other firm for executing securities transactions or the provision of clearing or custody services, including, without limitation, any “piggyback clearing arrangements with any other FINRA or New York Stock Exchange firms.

“Closing” means the closing of the Business Combination, as set forth in the BCA.

“DST” means Delaware Statutory Trust.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, non-governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Holdings” has the meaning set forth in the preamble hereto.

“Insurance and DST Platforms” means the insurance and DST agencies operated by Holdings or its Subsidiaries.

“Kingswood” has the meaning set forth in the preamble hereto.

“Law” means any federal, state, or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, Governmental Order, or other requirement, or issued, enforced, entered or promulgated by, or any constitution, by-law, rule, regulation, or instrument corresponding to the foregoing or stated policy or practice, in each case, of any Governmental Authority, Financial Industry Regulatory Authority (FINRA), the United States Securities and Exchange Commission, or of any relevant exchange or association or other regulatory or self-regulatory body or agency and applicable to or legally binding on the Parties, as applicable.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Transactions” means the transactions contemplated by this Agreement to occur within 30 days of Closing.

1.02   Construction.

(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)     Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)     The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

Article II

The Parties agree that, following Closing, they will collaborate as follows:

2.01  Clearing and Custody.

(a)   Within a reasonable time after Closing, but not later than 90 days, and subject to Section 2.07 of this Agreement, Holdings will, and will cause its Subsidiaries to, use their commercially reasonable efforts to provide Kingswood and its Affiliates with access to Holdings’ and its Subsidiaries’ clearing and custody accounts with Pershing LLC and Fidelity Investments.

(b)   In respect of any assets transferred by Kingswood or its Affiliates to such clearing or custody accounts, Kingswood will pay to Holdings an additional fee equivalent to 3.5% of the revenues plus fees and expenses attributable to such assets transferred by Kingswood or its Affiliates including, but not limited to ticket charges, any registration fees, if any, any audit fees, and other fees charged by the clearing firms.

2.02   Investment Banking.

(i)   Within a reasonable time after Closing, but not later than 90 days, and subject to Section 2.07 of this Agreement, Holdings will, and will cause its Subsidiaries to enter into a non-exclusive investment banking and capital markets relationship with Kingswood and its Affiliates on commercially reasonable terms which will consist of: (i) promoting Kingswood and its Affiliates as a preferred partner to provide approved products for investment banking product distribution and marketing; (ii) non-exclusive origination and introduction of investment banking products by Holdings’ and its Subsidiaries’ registered representatives to Kingswood’s and its Affiliates’ investment banking teams as a preferred partner; and (iii) Holdings will allow Kingswood to market itself as a strategic partner with Holdings, provided that the manner and content of such marketing shall be pre-approved by Holdings.

(b)  The parties will split in equal portions any gross fees or gross profits on referrals from Holdings or its Subsidiaries to Kingswood or its Affiliates.

2.03      Insurance and DST Business. Within a reasonable time after Closing, but not later than 90 days, and subject to Section 2.07 of this Agreement, Holdings will provide Kingswood’s and its Affiliates’ registered representatives and advisors with access to Holdings’ and its Subsidiaries’ Insurance and DST Platforms.

2.04      Financial Projections. The Parties acknowledge that the purpose of cooperation pursuant to this Agreement is to enhance the financial performance of both Parties. Accordingly, both Parties hereby agree to use their commercially reasonable best efforts to achieve the financial projections set out in the Schedule hereto.

2.05      Advisory Board. The Parties agree to create an advisory board comprising representatives of both Parties which will meet on a quarterly basis to monitor progress under this Agreement.

2.06      Further Negotiations between the Parties. Both Parties agree that, within a reasonable time after Closing, but not later than 90 days, they will enter into good faith negotiations and commence due diligence to explore further ways in which they and their Affiliates can collaborate and develop their strategic alliance including, without limitation, examining the benefits of a potential combination between all or a portion of their or their respective Affiliates’ businesses and/or operations.

2.07      Limitations. Notwithstanding any other provision to the contrary herein, nothing in this Agreement (a) shall require either Party or its Affiliates to take any action or do anything that would reasonably be expected to (i) violate any Law, including the FINRA rules and regulations or policies, applicable to such Party or its Affiliates, or (ii) breach, violate or result in a default under any Contract to which it or any of its Affiliates is a party or by which they or their respective assets are otherwise bound, including, without limitation, any Clearing Agreement or advisory board or similar agreement or arrangement; or (ii) give either Party, directly or indirectly, the right or authority to control or direct the operations, decision making, or management of the other Party or such other Party’s Affiliates.

2.08      Term. This Agreement and the Parties obligations hereunder shall continue in effect for a period of two (2) years from the date hereof; provided, that unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods. After the initial two (2) year term, either Party may terminate this Agreement without penalty by providing sixty (60) days’ prior written notice to the other Party.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each of the Parties hereby represents and warrants to the other Party that:

3.01      It is a company duly incorporated and validly existing under the Laws of its jurisdiction of organization, and has all requisite company power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted;

3.02      It has all requisite powers to enter this Agreement and to perform, and to cause its Affiliates to perform, their respective obligations under this Agreement, and its authorized representative has the full authority to execute this Agreement on its behalf;

3.03      The execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all necessary company action on its part;

3.04      This Agreement has been duly and validly executed and delivered by it and, assuming due authorization and execution by the other party hereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.05      There are no pending or, to its knowledge, threatened, Actions challenging that validity or seeking damages in respect of this Agreement or the actions to be taken by it or its Affiliates hereunder. To its knowledge, there are no pending or threatened investigations, in each case, against it, or otherwise affecting its assets.

3.06      The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Party’s organizational documents, (b) conflict with or result in any violation of any provision of any Law or governmental order applicable to it or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any material contract to which it is a party or by which any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of its properties or assets, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its ability to enter into and perform its obligations under this Agreement.

Article IV
COVENANTS OF THE PARTIES

4.01      Support and Access. During the term of this Agreement, each Party shall provide the other Party and its representatives with all reasonable support and access to information as is requested by such Party in furtherance of the transactions contemplated hereby.

4.02      Confidentiality; Publicity. Neither Party nor any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the other Party.

4.03      Further Assurances. Each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Article V

CONDITIONS TO OBLIGATIONS

5.01      Conditions to Obligations of Both Parties5.02. The obligations of the Parties to consummate, or cause to be consummated, the transactions are subject to the satisfaction of the following conditions:

(a)   Closing. Closing shall have taken place.

(b)   No Prohibition. There shall not be in force any Law that has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions.

Article VI
MISCELLANEOUS

6.01      Termination. This Agreement shall be effective upon execution by the Parties and continue until terminated by either Party in accordance with Section 2.07.

6.02      Notice. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Holdings, to it at:

Wentworth Management Services, LLC

200 Vesey St., #2400

New York, NY 07302

Attention: Craig Gould

E-mail: Craig.Gould@clsecurities.com

with a copy to:

DLA Piper, LLP (US)

1201W. Peachtree Street, Suite 2900

Atlanta, GA 30309

Attention: Gerry L. Williams

E-mail: gerry.williams@dlapiper.com

If to Kingswood, to it at:

Kingswood US LLC

17 Battery Place, Room 625

New York, NY 10004

Attention: Michael Nessim

Email: mnessim@kingswoodus.com

with a copy to:

Shearman & Sterling, LLP

401 9th Street, NW, Suite 800

Washington, DC 20004-2128

Attention: Christopher M. Zochowski; Bradley Noojin

E-mail: chris.zochowski@shearman.com and brad.noojin@shearman.com

6.03      Assignment. Neither Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Party.

6.04      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

6.05      Entire Agreement. This Agreement (together with the Schedule to this Agreement and the BCA), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement or any related ancillary documents.

6.06      Amendments. This Agreement may be amended or modified in whole or in part by written agreement by both Parties hereto.

6.07      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

6.08      Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.08. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.09      Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

KINGSWOOD US LLC
By:
Name: Michael Nessim
Title: Chief Executive Officer

BINAH CAPITAL GROUP, INC.
By:
Name: Craig Gould
Title: Chief Executive Officer

[Signature Page to Strategic Alliance Agreement]

SCHEDULE

FINANCIAL PROJECTIONS

[See attached.]